Exhibit 5

[Jackson Kelly PLLC Letterhead]

November 23, 2004

MVB Financial Corp.

301 Virginia Avenue

Fairmont, West Virginia 26554-2777

Gentlemen:

Proceedings for the issuance of up to 286,000 shares (the “Shares”) of common stock, par value $14.00 per share, of MVB Financial Corp. (“MVB Financial”), pursuant to a Registration Statement filed on even date herewith (the “Registration Statement”), have been taken with our assistance for MVB Financial.

We have examined originals or copies certified to our satisfaction of such corporate records of MVB Financial, agreements and other instruments, certificates of public officials, certificates of officers or representatives of MVB Financial, and other documents as we have deemed necessary to examine and to require as the basis for the opinion hereinafter expressed. Upon the basis of such examination, we advise you that we are of the opinion that the Shares when issued upon effectiveness of the Registration Statement will be duly and validly issued Shares of MVB Financial, fully paid and nonassessable.

The foregoing opinion is limited to the West Virginia Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is given as of the date hereof and is limited to the law as now in effect and based on facts of which we have knowledge. We do not undertake to advise you of any change in the law hereof. No person other than you may rely on this opinion for any purpose, without our written consent.

We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and all amendments thereto, and the references therein to Jackson Kelly PLLC and its opinions. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ JACKSON KELLY PLLC
Jackson Kelly PLLC